Preliminary Pricing Supplement No. 19,642 Registration Statement Nos. 333-293641; 333-293641-01 Dated October 22, 2026 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC Step Down Trigger Autocallable Notes

Linked to the Least Performing Underlying among the S&P MidCap 400® Index, the S&P SmallCap 600® Index and the S&P 500® Equal Weight Index due April 29, 2032

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Trigger Autocallable Notes (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities provide a return based on the least performing underlying among the S&P MidCap 400® Index (the “MID Index”), the S&P SmallCap 600® Index (the “SML Index”) and the S&P 500® Equal Weight Index (the “SPW Index,” and together with the MID Index and the SML Index, the “Underlyings”). If the Index Closing Value of each of the MID Index, the SML Index and the SPW Index (each, an “Underlying”) on any semi-annual Observation Date beginning November 2, 2027 (the “Observation Date Closing Value”) is equal to or greater than (i) its respective Redemption Threshold on any of the first nine semi-annual Observation Dates (beginning after one year) or (ii) its respective Final Redemption Threshold on the Final Observation Date, MSFL will automatically call the Securities and pay the principal amount of the Securities plus a Call Return that will vary depending on the Observation Date and will reflect a fixed Call Return Rate on a per-annum basis. If the Securities are not automatically called and the Final Underlying Value of any Underlying is less than 90% of its respective Initial Underlying Value, which we refer to as the Final Redemption Threshold, but the Final Underlying Value of each Underlying is greater than or equal to 75% of its respective Initial Underlying Value, which we refer to as the Downside Threshold, investors will receive the principal amount at maturity. However, if the Securities are not called, and therefore the Final Underlying Value of at least one of the MID Index, the SML Index or the SPW Index is less than its respective Downside Threshold, MSFL will pay you significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the full decline in the value of the Underlying with the largest percentage decrease from its Initial Underlying Value to its Final Underlying Value (the “Least Performing Underlying”), even if the other Underlyings appreciate or do not decline as much. Investors will not participate in any appreciation of the Underlyings. These long-dated Securities may be appropriate for investors who are willing to risk their entire principal at maturity and are willing to forego current income in exchange for the possibility of receiving the Call Return prior to or at maturity, if the Index Closing Value of each of the Underlyings is at or above its respective Redemption Threshold as of one of the first nine semi-annual Observation Dates (beginning after one year), or, if the Securities have not been called prior to maturity, if the Final Underlying Value of each of the Underlyings is greater than or equal to its respective Final Redemption Threshold. Because all payments on the Securities are based on the least performing underlying among the MID Index, the SML Index and the SPW Index, the fact that the Securities are linked to three Underlyings does not provide any asset diversification benefits and instead means that a decline in the value beyond the relevant Downside Threshold of any of the MID Index, the SML Index or the SPW Index will result in a loss of a significant portion or all of your investment, even if the other Underlyings appreciate or do not decline as much. Investing in the Securities involves significant risks. The Issuer will not automatically call the Securities following any of the first nine semi-annual Observation Dates (beginning after one year) if the Observation Date Closing Value of any of the Underlyings is below its respective Redemption Threshold. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called prior to or at maturity and therefore the Final Underlying Value of at least one of the Underlyings is below its Downside Threshold. Generally, the higher the Call Return Rate for the Securities, the greater the risk of loss on those Securities. The Final Redemption Thresholds and Downside Thresholds are observed only on the Final Observation Date and the contingent downside market exposure applies at maturity; if you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the value of each of the Underlyings is greater than its respective Redemption Threshold, Final Redemption Threshold and Downside Threshold at the time of sale.

All payments are subject to our credit risk. If we default on our obligations, you could lose a significant portion or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates*

❑Automatically Callable: MSFL will automatically call the Securities and pay you the principal amount plus a Call Return if (i) the Observation Date Closing Value of each of the MID Index, the SML Index and the SPW Index on any of the first nine semi-annual Observation Dates beginning November 2, 2027 is equal to or greater than its respective Redemption Threshold, or (ii) the Observation Date Closing Value of each of the Underlyings on the Final Observation Date is equal to or greater than its respective Final Redemption Threshold. If the Securities are called on any semi-annual Observation Date, no further payments will be made on the Securities. The Call Return will vary depending on the Observation Date and will reflect a fixed Call Return Rate on a per-annum basis. If the Securities are not called, investors will have the downside equity market risk of the Least Performing Underlying at maturity.

❑Contingent Downside Market Exposure at Maturity: If the Securities have not been called, and the Final Underlying Value of at least one of the MID Index, the SML Index or the SPW Index is less than its Final Redemption Threshold but the Final Underlying Value of each of the MID Index, the SML Index and the SPW Index is equal to or greater than its respective Downside Threshold, MSFL will pay you the principal amount per Security at maturity. However, if the Final Underlying Value of at least one of the MID Index, the SML Index or the SPW Index is less than its respective Downside Threshold, MSFL will repay significantly less than the principal amount, if anything, at maturity, resulting in a significant loss on your principal amount that is proportionate to the full decline in the value of the Least Performing Underlying from the Strike Date to the Final Observation Date. The Final Redemption Thresholds and Downside Thresholds are observed only on the Final Observation Date and the contingent downside market exposure applies at maturity; if you are able to sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the value of each of the Underlyings is greater than its respective Redemption Threshold, Final Redemption Threshold or Downside Threshold at the time of sale. Any payment on the Securities is subject to our creditworthiness.

Strike Date	October 21, 2026
Trade Date	October 26, 2026
Settlement Date	October 29, 2026 (3 business days after the Trade Date)
Observation Dates	Semi-annually, beginning November 2, 2027. See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5 for details.
Final Observation Date**	April 26, 2032
Maturity Date**	April 29, 2032

* Expected. In the event that we make any change to the expected Trade Date and Settlement Date, we may change the Observation Dates, the Final Observation Date and/or the Maturity Date so that the stated term of the Securities remains the same.

** Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Determination Dates” in the accompanying product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES WILL HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING OF THE THREE UNDERLYINGS, SUBJECT TO THE RESPECTIVE FINAL REDEMPTION THRESHOLDS AND DOWNSIDE THRESHOLDS AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

This preliminary pricing supplement relates to Securities linked to the least performing underlying among the S&P MidCap 400® Index, the S&P SmallCap 600® Index and the S&P 500® Equal Weight Index. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying	Initial Underlying Value	Redemption Threshold	Final Redemption Threshold	Downside Threshold	Call Return Rate*	CUSIP	ISIN
S&P MidCap 400® Index	3,665.94	3,482.64, which is approximately 95% of the Initial Underlying Value	3,299.35, which is approximately 90% of the Initial Underlying Value	2,749.46, which is approximately 75% of the Initial Underlying Value	10.30% per annum	61781P234	US61781P2341
S&P SmallCap 600® Index	1,675.64	1,591.86, which is approximately 95% of the Initial Underlying Value	1,508.08, which is approximately 90% of the Initial Underlying Value	1,256.73, which is 75% of the Initial Underlying Value
S&P 500® Equal Weight Index	8,774.02	8,335.32, which is approximately 95% of the Initial Underlying Value	7,896.62, which is approximately 90% of the Initial Underlying Value	6,580.52, which is approximately 75% of the Initial Underlying Value

*If the Securities are called, the Call Price will be a fixed amount based on the Call Return with respect to each Observation Date. See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5.

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, product supplement, index supplement and tax supplement and this preliminary pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this preliminary pricing supplement or the accompanying product supplement, index supplement, tax supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	Approximately $9.76 per Security, or within $0.40 of that estimate. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10.00	$0	$10.00
Total	$	$	$

(1)UBS Financial Services Inc. will act as placement agent at an issue price of $10 per Security. All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor and will not receive a sales commission. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 23 of this preliminary pricing supplement.

(2)See “Use of Proceeds and Hedging” on page 23.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 23 of this preliminary pricing supplement.

Morgan Stanley   UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a product supplement, an index supplement and a tax supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the product supplement, the index supplement, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the index supplement, the product supplement and the tax supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement, index supplement, tax supplement and prospectus on the SEC website at.www.sec.gov as follows:

♦Product supplement for auto-callable securities dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005464/dp244203_424b2-psautocallsec.htm

♦Index supplement dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005457/dp244875_424b2-indexsupp.htm

♦Tax supplement dated April 8, 2026:

https://www.sec.gov/Archives/edgar/data/895421/000095010326005451/dp244874_424b2-sats.htm

♦Prospectus dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005450/dp244347_424b2-basepro.htm

References to “MSFL” refer to only MSFL, references to “Morgan Stanley” refer to only Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Step Down Trigger Autocallable Notes that are offered hereby. Also, references to the accompanying “prospectus,” “index supplement” “product supplement” and “tax supplement” mean the prospectus filed by MSFL and Morgan Stanley dated April 8, 2026, the index supplement filed by MSFL and Morgan Stanley dated April 8, 2026, the product supplement for auto-callable securities filed by MSFL and Morgan Stanley dated April 8, 2026 and the tax supplement filed by MSFL and Morgan Stanley dated April 8, 2026, respectively.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement or the accompanying product supplement, index supplement, tax supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement or the accompanying product supplement, index supplement, tax supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms contained in this preliminary pricing supplement differ from those discussed in the product supplement, index supplement or prospectus, the terms contained in this preliminary pricing supplement will control.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date will be less than $10. We estimate that the value of each Security on the Trade Date will be approximately $9.76, or within $0.40 of that estimate. Our estimate of the value of the Securities as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlyings. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlyings, instruments based on the Underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Call Return Rate, the Redemption Thresholds, the Final Redemption Thresholds and the Downside Thresholds, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 6 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the same downside market risk, subject to the respective Final Redemption Thresholds and Downside Thresholds at maturity, as the Least Performing Underlying.

♦You understand and accept the risks associated with the Underlyings.

♦You believe each of the MID Index, the SML Index and the SPW Index will close at or above its respective Redemption Threshold on one of the first nine Observation Dates (beginning after one year) or will close at or above its respective Final Redemption Threshold on the Final Observation Date.

♦You are willing to invest in the Securities based on the Redemption Threshold, Final Redemption Threshold and Downside Threshold for each Underlying specified on the cover hereof.

♦You are willing to invest in the Securities based on the Call Return Rate specified on the cover hereof.

♦You understand that the linkage to three Underlyings does not provide any portfolio diversification benefits and instead means that a decline in the value beyond the relevant Downside Threshold of any of the MID Index, the SML Index or the SPW Index will result in a significant loss on your investment, even if the other Underlyings appreciate or do not decline as much.

♦You understand and accept that you will not participate in any appreciation in the values of the Underlyings and that your potential return is limited to the applicable Call Return, if any.

♦You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying.

♦You do not seek current income from this investment and are willing to forgo dividends paid on the stocks comprising the Underlyings.

♦You are willing to invest in Securities that may be called early or you are otherwise willing to hold the Securities to maturity, as set forth on the cover of this preliminary pricing supplement.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

♦You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you and could lose your entire investment.

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your investment, or are unwilling to make an investment that will have the same downside market risk, subject to the respective Final Redemption Thresholds and Downside Thresholds at maturity, as the Least Performing Underlying.

♦You require an investment designed to provide a full return of principal at maturity.

♦You do not understand and accept the risks associated with the Underlyings.

♦You believe that the value of one of the MID Index, the SML Index or the SPW Index will decline during the term of the Securities and is likely to close below its Downside Threshold on the Final Observation Date, exposing you to the full decline in the value of the Least Performing Underlying.

♦You are unwilling to invest in the Securities based on the Redemption Threshold, Final Redemption Threshold and Downside Threshold for each Underlying specified on the cover hereof.

♦You are unwilling to invest in the Securities based on the Call Return Rate specified on the cover hereof.

♦You are not comfortable with an investment linked to three Underlyings such that a decline in the value beyond the relevant Downside Threshold of any of the MID Index, the SML Index or the SPW Index will result in a loss of a significant portion or all of your investment, even if the other Underlyings appreciate or do not decline as much.

♦You seek an investment that participates in the appreciation in the values of the Underlyings or that has unlimited return potential.

♦You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek current income from this investment or prefer to receive the dividends paid on the stocks comprising the Underlyings.

♦You are unable or unwilling to invest in Securities that may be called early, or you are otherwise unable or unwilling to hold the Securities to maturity, as set forth on the cover of this preliminary pricing supplement, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 7 of this preliminary pricing supplement and “Risk Factors” beginning on page 7 of the accompanying prospectus and page S-15 of the accompanying product supplement and “Risk Factors” beginning on page TS-4 of the accompanying tax supplement for risks related to an investment in the Securities. For additional information about the Underlyings, see the information set forth under “S&P MidCap 400® Index” on page 15, “S&P SmallCap 600® Index” on page 17 and “S&P 500® Equal Weight Index” on page 19.

Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlyings	The S&P MidCap 400® Index (the “MID Index”), the S&P SmallCap 600® Index (the “SML Index”) and the S&P 500® Equal Weight Index (the “SPW Index”)
Principal Amount	$10.00 per Security
Term	Approximately 5.5 years, unless earlier called
Automatic Call Feature

The Securities will be called automatically if the Observation Date Closing Value of each of the MID Index, the SML Index and the SPW Index is equal to or greater than (i) its respective Redemption Threshold on any of the first nine Observation Dates (beginning after one year) or (ii) its respective Final Redemption Threshold on the Final Observation Date.

If the Securities are called, MSFL will pay you on the related Call Settlement Date a Call Price per Security calculated as follows (see “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5):

$10 + ($10 × Call Return)

After the Securities have been called, no further payments will be made on the Securities.

The Securities will not be called following any of the first nine semi-annual Observation Dates (beginning after one year) if the Observation Date Closing Value of any of the Underlyings is below its respective Redemption Threshold.

Call Return and Call Return Rate

The Call Return varies depending on the Observation Date and increases the longer the Securities are outstanding. The Call Return is based on a semi-annual Call Return Rate of 10.30% per annum.

See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5.

Initial Underlying Value	With respect to the MID Index, 3,665.94 With respect to the SML Index, 1,675.64 With respect to the SPW Index, 8,774.02
Final Underlying Value	With respect to each Underlying, the Index Closing Value of such Underlying on the Final Observation Date.
Redemption Threshold

With respect to the MID Index, 3,482.64, which is approximately 95% of the Initial Underlying Value of such Underlying

With respect to the SML Index, 1,591.86, which is approximately 95% of the Initial Underlying Value of such Underlying

With respect to the SPW Index, 8,335.32, which is approximately 95% of the Initial Underlying Value of such Underlying

Final Redemption Threshold

With respect to the MID Index, 3,299.35, which is approximately 90% of the Initial Underlying Value of such Underlying

With respect to the SML Index, 1,508.08, which is approximately 90% of the Initial Underlying Value of such Underlying

With respect to the SPW Index, 7,896.62, which is approximately 90% of the Initial Underlying Value of such Underlying

Downside Threshold

With respect to the MID Index, 2,749.46, which is approximately 75% of the Initial Underlying Value of such Underlying

With respect to the SML Index, 1,256.73, which is 75% of the Initial Underlying Value of such Underlying

With respect to the SPW Index, 6,580.52, which is approximately 75% of the Initial Underlying Value of such Underlying

Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

Strike Date	October 21, 2026
Trade Date	October 26, 2026
Settlement Date	October 29, 2026
Observation Dates	Beginning after one year, semi-annually, beginning November 2, 2027. See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5 for details.
Final Observation Date	April 26, 2032*
Maturity Date	April 29, 2032*
Call Settlement Dates	See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5. The Call Settlement Date with respect to the Final Observation Date will be the Maturity Date.
Payment at Maturity (per Security)

If the Securities are not automatically called prior to or on the Maturity Date, MSFL will pay you a cash payment on the Maturity Date based on the Final Underlying Value, as follows:

If the Securities are not called prior to or on the Maturity Date, and the Final Underlying Value of each of the Underlyings is equal to or greater than its respective Downside Threshold but the Final Underlying Value of at least one of the Underlyings is less than its respective Final Redemption Threshold, MSFL will pay you the $10 principal amount.

If the Securities are not automatically called prior to or on the Maturity Date, and the Final Underlying Value of at least one of the Underlyings is less than its respective Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying)

In this case, you will lose a significant portion and could lose all of the Principal Amount in an amount proportionate to the full decline of the Least Performing Underlying from the Strike Date to the Final Observation Date, even if the other Underlyings appreciate or do not decline as much.

Observation Date Closing Value	With respect to each of the Underlyings, the Index Closing Value of such Underlying on any Observation Date
Least Performing Underlying	The Underlying with the largest percentage decrease from the respective Initial Underlying Value to the respective Final Underlying Value.
Underlying Return	With respect to each Underlying, Final Underlying Value – Initial Underlying Value Initial Underlying Value
* Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Determination Dates” in the accompanying product supplement.

Observation Dates, Call Settlement Dates, Call Returns and Call Prices

Observation Date*	Call Settlement Date / Maturity Date**	Call Return (Based on a Call Return Rate of 10.30% per annum)***	Call Price (per $10 of Securities)
November 2, 2027	November 5, 2027	10.30%	$11.03
April 26, 2028	May 1, 2028	15.45%	$11.545
October 26, 2028	October 31, 2028	20.60%	$12.06
April 26, 2029	May 1, 2029	25.75%	$12.575
October 26, 2029	October 31, 2029	30.90%	$13.09
April 26, 2030	May 1, 2030	36.05%	$13.605
October 28, 2030	October 31, 2030	41.20%	$14.12
April 28, 2031	May 1, 2031	46.35%	$14.635
October 27, 2031	October 30, 2031	51.50%	$15.15
April 26, 2032 (Final Observation Date)	April 29, 2032 (Maturity Date)	56.65%	$15.665

* Subject to postponement in the event of a market disruption event or for non-index business days. See “Postponement of Determination Dates” in the accompanying product supplement.

** If, due to a market disruption event or otherwise, any Observation Date (including the Final Observation Date) is postponed so that it falls less than two business days prior to the scheduled Call Settlement Date, the Call Settlement Date or Maturity Date, as applicable, will be postponed to the second business day following that Observation Date as postponed.

*** If the Securities are called following any Observation Date, the Call Price will be a fixed amount based on the Call Return with respect to each Observation Date, as specified above, regardless of the actual number of days during such period.

Investment Timeline

The Initial Underlying Value, Redemption Threshold, Final Redemption Threshold and Downside Threshold of each of the MID Index, the SML Index and the SPW Index were determined.

The Securities will be called automatically if the Observation Date Closing Value of each of the MID Index, the SML Index and the SPW Index is equal to or greater than (i) its respective Redemption Threshold on any of the first nine Observation Dates (beginning after one year) or (ii) its respective Final Redemption Threshold on the Final Observation Date.

If the Securities are called, MSFL will pay you a Call Price per Security calculated as follows:

$10 + ($10 × Call Return)

After the Securities are called, no further payments will be made on the Securities.

The Final Underlying Values are determined as of the Final Observation Date.

If the Securities are not automatically called prior to or on the Maturity Date and the Final Underlying Values of each of the SPW Index, the SML Index and the MID Index are equal to or greater than its respective Downside Threshold but at least one of the Underlyings is less than its Final Redemption Threshold, MSFL will pay you the $10 principal amount.

If the Securities are not automatically called prior to or on the Maturity Date and the Final Underlying Value of at least one of the SPW Index, the SML Index and the MID Index is less than its respective Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 × (1+ Underlying Return of the Least Performing Underlying) per Security

This amount will be significantly less than the $10 Principal Amount by an amount proportionate to the full negative Underlying Return of the Least Performing Underlying, and you could lose your entire investment.

Investing in the Securities involves significant risks. You may lose YOUR ENTIRE principal amount. Any payment on the Securities is subject to OUR creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

The Issuer will not automatically call the Securities FOLLOWING any of the first NINE observation dates (BEGINNING AFTER one year) if the Observation Date Closing Value of any of the Underlyings is below its respective Redemption Threshold. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called prior to or at maturity and therefore the Final Underlying Value of at least one of the Underlyings is below its RESPECTIVE Downside Threshold.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus, product supplement and tax supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

♦The Securities do not pay interest or guarantee the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not pay interest or guarantee the return of any of the Principal Amount at maturity. Instead, if the Securities have not been called prior to or at maturity and therefore the Final Underlying Value of at least one of the MID Index, the SML Index or the SPW Index is less than its respective Downside Threshold, you will be exposed to the decline in the value of the Least Performing Underlying from its Initial Underlying Value to its Final Underlying Value, on a 1-to-1 basis, resulting in a significant loss of your initial investment, even if the other Underlyings have appreciated or have not declined as much. This means that while a decrease of up to 25% between the Initial Underlying Value and the Final Underlying Value of the Least Performing Underlying will not result in a loss of principal on the Securities, a decrease in excess of 25% will result in a loss of a significant portion of the principal amount of the Securities despite only a small incremental change in the value of the Least Performing Underlying. You could lose your entire Principal Amount.

♦The appreciation potential of the Securities is limited by the fixed Call Returns specified for each Observation Date. The appreciation potential of the Securities is limited to the fixed Call Returns specified for each Observation Date if each Underlying closes at or above (i) its respective Redemption Threshold on any of the first nine Observation Dates (beginning after one year) or (ii) its respective Final Redemption Threshold on the Final Observation Date, and you will not participate in any appreciation of the Underlyings, which could be significant. Additionally, if the Securities are not automatically called and the Final Underlying Value of at least one of the Underlyings is less than its respective Downside Threshold, you will be fully exposed to the decline in the level of the Least Performing Underlying from the Strike Date to the Final Observation Date, and you will lose a significant portion or all of your investment.

♦You may incur a loss on your investment if you are able to sell your Securities prior to maturity. The Final Redemption Thresholds and Downside Thresholds are considered only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Index Closing Value of each of the Underlyings is above its respective Final Redemption Threshold and Downside Threshold at that time. If you hold the Securities to maturity and the Securities have not been called, MSFL will either repay you the full principal amount per Security plus the applicable Call Return, if the Final Underlying Value of each of the MID Index, the SML Index and the SPW Index is equal to or greater than its respective Final Redemption Threshold, repay you the full principal amount per Security, with no positive return, if the Final Underlying Value of any Underlying is below its respective Final Redemption Threshold but the Final Underlying Value of each Underlying is at or above its respective Downside Threshold, or if any of the Underlyings close below their respective Downside Thresholds on the Final Observation Date, MSFL will repay significantly less than the Principal Amount, if anything, at maturity, resulting in a loss on your Principal Amount that is proportionate to the decline in the value of the Least Performing Underlying from the Strike Date to the Final Observation Date.

♦Early redemption risk. The term of your investment in the Securities may be limited to as short as one year by the automatic call feature of the Securities. If the Securities are called prior to maturity, you will not receive any further payments on the Securities, and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns. However, under no circumstances will the Securities be redeemed in the first year of the term of the Securities. Generally, the longer the Securities have been outstanding, the less likely it is that they will be automatically called, because the level of at least one of the Underlyings will necessarily have declined from its respective Initial Underlying Value if the Securities were not called following an Observation Date, and there will be less time remaining until maturity in which the level(s) of such Underlying(s) can recover.

♦No interest payments. You will not receive any interest payments during the term of the Securities.

♦The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities, if any, and any payments upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

♦As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦The market price of the Securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the Index Closing Values of the Underlyings on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

othe value and volatility (frequency and magnitude of changes in value) of the Underlyings,

odividend rates on the stocks comprising the Underlyings,

ointerest and yield rates in the market,

otime remaining until the Securities mature,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or equities markets generally and which may affect the Observation Date Closing Values or Final Underlying Values,

othe occurrence of certain events affecting any of the Underlyings that may or may not require an adjustment to its composition, and oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlyings, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlyings. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. The value of each of the Underlyings may be, and each has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

♦Investing in the Securities is not equivalent to investing in the Underlyings. Investing in the Securities is not equivalent to investing in any Underlying or the component stocks of any Underlying. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Underlyings. Further, you will not participate in any potential appreciation of any Underlying even though you may be exposed to its full decline at maturity. Additionally, the Underlyings are not “total return” indices, which, in addition to reflecting the market prices of the stocks that constitute the Underlyings, would also reflect dividends paid on such stocks. The return on the Securities will not reflect such a total return feature.

♦The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 6 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

♦The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this preliminary pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities will be influenced by many unpredictable factors” above.

♦The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦Hedging and trading activity by our affiliates could potentially affect the value of the Securities. One or more of our affiliates and/or third-party dealers will carry out hedging activities related to the Securities (and to other instruments linked to the Underlyings), including trading in the stocks that constitute the Underlyings as well as in other instruments related to the Underlyings. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. Some of our subsidiaries also trade the stocks that constitute the Underlyings and other financial instruments related to the Underlyings on a regular basis as part of their general broker-

dealer and other businesses. Any of these hedging or trading activities on or prior to the Strike Date could increase the Initial Underlying Value of an Underlying, and, as a result, could increase the level at or above which such Underlying must close on any of the first nine Observation Dates (beginning after one year) for the Securities to be called, or the Downside Threshold of such Underlying, which if the Securities are not called prior to maturity, is the level at or above which such Underlying must close on the Final Observation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying at maturity (in each case, depending also on the performance of the other Underlyings). Additionally, such hedging or trading activities during the term of the Securities could potentially affect the values of the Underlyings on the Observation Dates and, accordingly, whether the Securities are automatically called prior to or at maturity and, if the Securities are not called prior to or at maturity, the payout to you at maturity, if any (in each case, depending also on the performance of the other Underlyings).

♦The Calculation Agent, which is our affiliate, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. will determine the Initial Underlying Values, the Redemption Thresholds, the Final Redemption Thresholds, the Downside Thresholds, the Observation Date Closing Values and the Final Underlying Value of each Underlying, whether a Market Disruption Event has occurred and the payment that you will receive upon a call or at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of Market Disruption Events. These potentially subjective determinations may affect the payout to you upon a call or at maturity, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Postponement of Determination Dates,” “—Discontinuance of Any Underlying; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

♦The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlyings

♦You are exposed to the market risk of all three Underlyings. Your return on the Securities is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each of the MID Index, SML Index and the SPW Index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to each of the MID Index, the SML Index and the SPW Index. Poor performance by any of the Underlyings over the term of the Securities may negatively affect your return and will not be offset or mitigated by positive performance by the other Underlyings. For the Securities to be automatically called or to receive contingent repayment of principal at maturity from MSFL, each of the Underlyings must close at or above its respective Redemption Threshold (or, on the Final Observation Date, its respective Final Redemption Threshold) or Downside Threshold, respectively, on the applicable Observation Date or Final Observation Date, as applicable. In addition, if the Securities are not called prior to or at maturity, you will incur a loss proportionate to the negative return of the Least Performing Underlying even if the other Underlyings appreciate or do not decline as much during the term of the Securities. Accordingly, your investment is subject to the market risk of all three Underlyings. Additionally, movements in the values of the Underlyings may be correlated or uncorrelated at different times during the term of the Securities, and such correlation (or lack thereof) could have an adverse effect on your return on the Securities. For example, the likelihood that one of the Underlyings will close below its Downside Threshold on the Final Observation Date will increase when the movements in the values of the Underlyings are uncorrelated. This results in a greater potential for a significant loss of principal at maturity if the Securities are not previously called. If the performance of the Underlyings is not correlated or is negatively correlated, the risk of incurring a significant loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying to which the Securities are linked, resulting in a greater potential for a significant loss of principal at maturity.

♦Because the Securities are linked to the performance of the least performing among the MID Index, the SML Index and the SPW Index, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just the MID Index, just the SML Index or just the SPW Index. The risk that you will lose a significant portion or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of just the MID Index, just the SML Index or just the SPW Index. With three Underlyings, it is more likely that one or more Underlyings will close below their respective Downside Thresholds on the Final Observation Date than if the Securities were linked to only one of the Underlyings, and therefore it is more likely that you will receive an amount in cash significantly less than the principal amount on the Maturity Date.

♦A higher Call Return Rate and/or lower Redemption Thresholds, Final Redemption Thresholds and Downside Thresholds may reflect greater expected volatility of the Underlyings, and greater expected volatility generally indicates an increased risk of declines in the levels of the Underlyings and, potentially, a significant loss at maturity. The economic terms for the Securities, including the Call Return Rate, the Redemption Thresholds, Final Redemption Thresholds and the Downside Thresholds, are based, in part, on the expected volatility of the Underlyings at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the levels of the Underlyings. Higher expected volatility with respect to the Underlyings as of the Strike Date generally indicates a greater expectation as of that date that the Final Underlying Value of any Underlying could ultimately be less than its Downside Threshold on the Final Observation Date, which would result in a loss of a significant portion or all of the Principal Amount. At the time the terms of the Securities are set, higher expected volatility will generally be reflected in a higher Call Return Rate and/or lower Redemption Thresholds, Final Redemption Thresholds and Downside Thresholds, as compared to otherwise comparable securities. Therefore, a relatively higher Call Return Rate, which would increase the upside return if the Securities are automatically called, may indicate an increased risk that the levels of the Underlyings will decrease substantially, which would result in a significant loss at maturity. In addition, and as described above in "The Securities do not pay interest or guarantee the return of any principal," in general, the higher potential return on the Securities as compared to the return payable on our ordinary debt securities with a comparable maturity indicates the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment. Further, relatively lower Redemption Thresholds, Final Redemption Thresholds and Downside Thresholds may not indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant portion or all of your Principal Amount at maturity.

♦Governmental regulatory actions could result in material changes to the composition of the Underlyings and could negatively affect your return on the Securities. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlyings, depending on the nature of such governmental regulatory actions and the Underlying constituent stocks that are affected. If any governmental regulatory action results in the removal of Underlying constituent stocks that have (or historically have had) significant weights within the applicable Underlying, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the level of the applicable Underlying and, therefore, your return on the Securities.

♦Adjustments to the S&P MidCap 400® Index, the S&P SmallCap 600® Index or the S&P 500® Equal Weight Index could adversely affect the value of the Securities. The Underlying Publisher of each of the S&P MidCap 400® Index, the S&P SmallCap 600® Index and the S&P 500® Equal Weight Index is responsible for calculating and maintaining such Underlying. The Underlying Publisher may add, delete or substitute the stocks constituting the relevant Underlying or make other methodological changes required by certain corporate events relating to the stocks constituting such Underlying, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying. The Underlying Publisher may discontinue or suspend calculation or publication of the relevant Underlying at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Underlying that is comparable to the discontinued Underlying, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the value of any of the Underlyings and, consequently, the value of the Securities.

♦The Securities are subject to risks associated with mid-capitalization and small-capitalization companies. The S&P MidCap 400® Index and the S&P SmallCap 600® Index consist of stocks issued by companies that are considered mid-capitalization and small capitalization companies, respectively. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the S&P MidCap 400® Index and the S&P SmallCap 600® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of mid-capitalization and small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, mid-capitalization and small-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities were determined on the Strike Date and are listed on the cover hereof; amounts may have been rounded for ease of reference):

♦Principal Amount: $10

♦Term: Approximately 5.5 years

♦Hypothetical Initial Underlying Values:

oMID Index: 3,500

oSML Index: 1,500

oSPW Index: 8,700

♦Call Return Rate: 10.30% per annum

♦Call Returns:

Observation Date	Call Return
First Observation Date	10.30%
Second Observation Date	15.45%
Third Observation Date	20.60%
Fourth Observation Date	25.75%
Fifth Observation Date	30.90%
Sixth Observation Date	36.05%
Seventh Observation Date	41.20%
Eighth Observation Date	46.35%
Ninth Observation Date	51.50%
Final Observation Date	56.65%

♦Observation Dates: Semi-annually, beginning on November 2, 2027

♦Hypothetical Downside Thresholds:

oMID Index: 2,625, which is 75% of the Hypothetical Initial Underlying Value of the MID Index

oSML Index: 1,125, which is 75% of the Hypothetical Initial Underlying Value of the SML Index

oSPW Index: 6,525, which is 75% of the Hypothetical Initial Underlying Value of the SPW Index

♦Hypothetical Redemption Thresholds:

oMID Index: 3,325, which is 95% of the Hypothetical Initial Underlying Value of the MID Index

oSML Index: 1,425, which is 95% of the Hypothetical Initial Underlying Value of the SML Index

oSPW Index: 8,265, which is 95% of the Hypothetical Initial Underlying Value of the SPW Index

♦Hypothetical Final Redemption Thresholds:

oMID Index: 3,150, which is 90% of the Hypothetical Initial Underlying Value of the MID Index

oSML Index: 1,350, which is 90% of the Hypothetical Initial Underlying Value of the SML Index

oSPW Index: 7,830, which is 90% of the Hypothetical Initial Underlying Value of the SPW Index

Early Call — Securities are Called following the Second Observation Date

Date	Index Closing Value			Payment (per Security)
	MID Index	SML Index	SPW Index
First Observation Date	2,500 (below Redemption Threshold)	1,000 (below Redemption Threshold)	7,900 (below Redemption Threshold)	$0 (Not Called)
Second Observation Date	3,700 (at or above Redemption Threshold)	1,600 (at or above Redemption Threshold)	8,500 (at or above Redemption Threshold)	$10 + ($10 × Call Return) = $10 + ($10 × 15.45%) = $11.545

Each of the MID Index, the SML Index and SPW Index closes below its respective Redemption Threshold on the first Observation Date, and so the Securities are not called. Each of the MID Index, the SML Index and SPW Index closes above its respective Redemption Threshold on the second Observation Date and therefore the Securities are called on the second Call Settlement Date. MSFL will pay you on the Call Settlement Date the principal amount of $10.00 plus a Call Return of 15.45% per Security, reflecting the Call Return Rate of 10.30% on a per-annum basis. No further amount will be owed to you under the Securities, and you do not participate in the appreciation of the Underlyings.

Payment at Maturity

Example 1 — Each of the MID Index, the SML Index and SPW Index closes ABOVE its respective Final Redemption Threshold; Securities are Called on the Maturity Date

Date	Index Closing Value			Payment (per Security)
	MID Index	SML Index	SPW Index
First Observation Date	2,600 (below Redemption Threshold)	1,200 (below Redemption Threshold)	7,800 (below Redemption Threshold)	$0 (Not Called)
Second Observation Date	3,800 (at or above Redemption Threshold)	1,700 (at or above Redemption Threshold)	7,700 (below Redemption Threshold)	$0 (Not Called)
Third Observation Date	2,700 (below Redemption Threshold)	1,900 (at or above Redemption Threshold)	8,400 (above Redemption Threshold)	$0 (Not Called)
Fourth to Ninth Observation Dates	2,900 (below Redemption Threshold)	2,000 (at or above Redemption Threshold)	7,000 (below Redemption Threshold)	$0 (Not Called)

Final Observation Date	3,500 (at or above Final Redemption Threshold)	1,500 (at or above Final Redemption Threshold)	8,500 (at or above Final Redemption Threshold)	$10 + ($10 × Call Return) = $10 + ($10 × 56.65%) = $15.665 (Payment at Maturity)

At least one of the MID Index, the SML Index and SPW Index closes below its respective Redemption Threshold on each of the nine Observation Dates prior to the Final Observation Date, and therefore the Securities are not called prior to maturity. On the Final Observation Date, each of the MID Index, the SML Index and SPW Index closes above its respective Final Redemption Threshold and therefore MSFL will call the Securities on the Maturity Date and pay you at maturity the principal amount plus the Call Return of 56.65% per Security, reflecting the Call Return Rate of 10.30% on a per-annum basis. You do not participate in any appreciation of the Underlyings.

Example 2 — Each of the MID Index, the SML Index and SPW Index close BELOW their respective Final Redemption Threshold but AT OR ABOVE their respective Downside Threshold.

Date	Index Closing Value			Payment (per Security)
	MID Index	SML Index	SPW Index
First Observation Date	2,000 (below Redemption Threshold)	1,100 (below Redemption Threshold)	7,850 (below Redemption Threshold)	$0 (Not Called)
Second Observation Date	3,500 (at or above Redemption Threshold)	1,600 (at or above Redemption Threshold)	8,000 (below Redemption Threshold)	$0 (Not Called)
Third Observation Date	2,100 (below Redemption Threshold)	1,800 (at or above Redemption Threshold)	8,400 (at or above Redemption Threshold)	$0 (Not Called)
Fourth to Ninth Observation Dates	1,900 (below Redemption Threshold)	1,900 (at or above Redemption Threshold)	7,500 (below Redemption Threshold)	$0 (Not Called)
Final Observation Date	2,800 (below Final Redemption Threshold, at or above Downside Threshold)	1,200 (below Final Redemption Threshold, at or above Downside Threshold)	7,600 (below Final Redemption Threshold, at or above Downside Threshold)	$10 (Payment at Maturity)

Since the Securities are not called prior to maturity and each of the SPW Index, the SML Index and the MID Index close below their respective Final Redemption Thresholds but at or above their respective Downside Thresholds, at maturity MSFL will pay you the $10 principal amount per Security.

Example 3 — Two Underlyings close ABOVE their respective Final Redemption Thresholds, but the other Underlying closes BELOW its respective Downside Threshold.

Date	Index Closing Value			Payment (per Security)
	MID Index	SML Index	SPW Index
First Observation Date	2,200 (below Redemption Threshold)	1,300 (below Redemption Threshold)	7,200 (below Redemption Threshold)	$0 (Not Called)
Second Observation Date	2,300 (below Redemption Threshold)	1,150 (below Redemption Threshold)	8,700 (at or above Redemption Threshold)	$0 (Not Called)
Third Observation Date	2,600 (below Redemption Threshold)	2,000 (at or above Redemption Threshold)	8,800 (at or above Redemption Threshold)	$0 (Not Called)
Fourth to Ninth Observation Dates	2,700 (below Redemption Threshold)	2,100 (at or above Redemption Threshold)	7,100 (below Redemption Threshold)	$0 (Not Called)
Final Observation Date	1,400 (below Downside Threshold)	1,700 (at or above Final Redemption Threshold)	8,000 (at or above Final Redemption Threshold)	$10 + [$10 × Underlying Return of the Least Performing Underlying] = $10 + [$10 × -60%] = $10 - $6 = $4 (Payment at Maturity)

The Securities are not called prior to maturity. On the Final Observation Date, while the SPW Index and the SML Index close above their respective Final Redemption Threshold, the MID Index closes below its respective Downside Threshold. Therefore, at maturity, MSFL will pay you $4.00 per Security, reflecting a loss of principal proportionate to the full decline in the Least Performing Underlying.

Example 4 — Each of the MID Index, the SML Index and SPW Index closes BELOW its respective Downside Threshold.

Date	Index Closing Value			Payment (per Security)
	MID Index	SML Index	SPW Index
First Observation Date	2,700 (below Redemption Threshold)	1,250 (below Redemption Threshold)	7,200 (below Redemption Threshold)	$0 (Not Called)
Second Observation Date	2,450 (below Redemption Threshold)	1,300 (below Redemption Threshold)	8,900 (at or above Redemption Threshold)	$0 (Not Called)
Third Observation Date	2,500 (below Redemption Threshold)	1,550 (at or above Redemption Threshold)	8,800 (at or above Redemption Threshold)	$0 (Not Called)
Fourth to Ninth Observation Dates	2,500 (below Redemption Threshold)	1,650 (at or above Redemption Threshold)	7,100 (below Redemption Threshold)	$0 (Not Called)
Final Observation Date	2,250 (below Downside Threshold)	900 (below Downside Threshold)	2,610 (below Downside Threshold)	$10 + [$10 × Underlying Return of the Least Performing Underlying] = $10 + [$10 × -70%] = $10 - $7 = $3 (Payment at Maturity)

Since the Securities are not called prior to maturity and each of the MID Index, the SML Index and SPW Index closes below its respective Downside Threshold, at maturity MSFL will pay you $3.00 per Security, reflecting a loss of principal proportionate to the full decline in the Least Performing Underlying.

The Securities differ from ordinary debt securities in that, among other features, MSFL is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any Observation Date, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not called prior to or at maturity and therefore the Final Underlying Value of at least one Underlying is less than its respective Downside Threshold, you will lose 1% (or a fraction thereof) of your Principal Amount for each 1% (or a fraction thereof) that the Underlying Return of the Least Performing Underlying is less than zero. Any payment on the Securities, including any payment upon an automatic call or the Payment at Maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Securities.

The Issuer will not automatically call the Securities following any of the first nine semi-annual Observation Dates (beginning after one year) if the Observation Date Closing Value of any of the Underlyings is below its respective Redemption Threshold. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called prior to or at maturity and therefore the Final Underlying Value of at least one of the Underlyings is below its respective Downside Threshold.

What Are the Tax Consequences of the Securities?

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2029 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

S&P MidCap 400® Index

The S&P MidCap 400® Index, which is calculated, maintained and published by S&P®, is intended to provide a benchmark for performance measurement of the medium capitalization segment of the U.S. equity markets by tracking the stock price movement of 400 companies with mid-sized market capitalizations. Component stocks of the S&P MidCap 400® Index are required to have a total company level market capitalization of between USD $7.4 billion and USD $20.5 billion, which reflects approximately the 85th – 93rd percentile of the S&P® Total Market Index. The S&P MidCap 400® Index measures the relative performance of the 400 constituent stocks as of a particular time as compared to the common stocks of 400 similar companies on the base date of June 28, 1991. The S&P MidCap 400® Index does not overlap holdings with the S&P 500® Index or the S&P SmallCap 600® Index. For additional information about the S&P MidCap 400® Index, see the information set forth under “S&P® U.S. Indices—S&P MidCap 400® Index” in the accompanying index supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 400®,” “Standard & Poor’s MidCap 400® Index” and “S&P MidCap Index” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the S&P MidCap 400® Index for each quarter in the period from January 1, 2021 through October 21, 2026. The Closing Level of the S&P MidCap 400® Index on October 21, 2026 was 3,665.94. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the S&P MidCap 400® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P MidCap 400® Index on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2021	3/31/2021	2,682.61	2,269.45	2,609.24
4/1/2021	6/30/2021	2,770.27	2,611.94	2,696.12
7/1/2021	9/30/2021	2,773.83	2,571.03	2,640.54
10/1/2021	12/31/2021	2,910.70	2,664.52	2,842.00
1/1/2022	3/31/2022	2,865.54	2,517.18	2,693.66
4/1/2022	6/30/2022	2,710.15	2,200.75	2,268.92
7/1/2022	9/30/2022	2,635.18	2,203.53	2,203.53
10/1/2022	12/31/2022	2,577.78	2,245.21	2,430.38
1/1/2023	3/31/2023	2,726.61	2,374.47	2,512.16
4/1/2023	6/30/2023	2,622.34	2,406.67	2,622.34
7/1/2023	9/30/2023	2,728.44	2,471.09	2,502.12
10/1/2023	12/31/2023	2,809.23	2,326.82	2,781.54
1/1/2024	3/31/2024	3,046.36	2,691.79	3,046.36
4/1/2024	6/30/2024	3,040.28	2,825.94	2,930.09
7/1/2024	9/30/2024	3,124.92	2,868.13	3,121.94
10/1/2024	12/31/2024	3,390.26	3,088.21	3,120.94
1/1/2025	3/31/2025	3,292.74	2,858.41	2,919.22
4/1/2025	6/30/2025	3,102.87	2,560.93	3,102.87
7/1/2025	9/30/2025	3,319.00	3,104.60	3,263.62
10/1/2025	12/31/2025	3,395.15	3,109.89	3,305.14
1/1/2026	3/31/2026	3,606.95	3,283.73	3,376.35
4/1/2026	6/30/2026	3,852.54	3,405.00	3,852.54
7/1/2026	9/30/2026	3,926.98	3,595.97	3,595.97
10/1/2026	10/21/2026*	3,697.48	3,611.25	3,665.94

* Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the S&P MidCap 400® Index from January 1, 2008 through October 21, 2026, based on information from Bloomberg.

*The dotted line indicates the Downside Threshold of 2,749.46, which is approximately 75% of the Initial Underlying Value.

Past performance is not indicative of future results.

The S&P SmallCap 600® Index

The S&P SmallCap 600® Index is intended to provide a benchmark for performance measurement of the small capitalization segment of the U.S. equity markets by tracking the stock price movement of 600 companies with small market capitalizations. The underlying index publisher with respect to the S&P SmallCap 600® Index is S&P® Dow Jones Indices LLC, or any successor thereof. Component stocks of the S&P SmallCap 600® Index are required to have a total company level market capitalization that reflects approximately the 93rd – 99th percentile of the S&P® Total Market Index. The S&P SmallCap 600® Index measures the relative performance of the 600 constituent stocks as of a particular time as compared to the common stocks of 600 similar companies on the base date of December 31, 1993. The S&P SmallCap 600® Index does not overlap holdings with the S&P 500® Index or the S&P MidCap 400® Index. For additional information about the S&P SmallCap 600® Index, see the information set forth under “S&P® U.S. Indices— S&P SmallCap 600® Index” in the accompanying index supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 600®,” “Standard & Poor’s SmallCap 600® Index” and “S&P SmallCap Index” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the S&P SmallCap 600® Index for each quarter in the period from January 1, 2021 through October 21, 2026. The closing value of the S&P SmallCap 600® Index on October 21, 2026 was 1,675.64. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the S&P SmallCap 600® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P SmallCap 600® Index on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2021	3/31/2021	1,397.66	1,106.93	1,319.35
4/1/2021	6/30/2021	1,414.12	1,294.40	1,374.84
7/1/2021	9/30/2021	1,383.77	1,273.00	1,331.69
10/1/2021	12/31/2021	1,466.02	1,322.62	1,401.71
1/1/2022	3/31/2022	1,426.13	1,252.49	1,318.54
4/1/2022	6/30/2022	1,331.34	1,087.48	1,127.97
7/1/2022	9/30/2022	1,297.83	1,064.45	1,064.95
10/1/2022	12/31/2022	1,245.36	1,089.14	1,157.53
1/1/2023	3/31/2023	1,315.82	1,128.16	1,182.07
4/1/2023	6/30/2023	1,219.16	1,112.45	1,216.35
7/1/2023	9/30/2023	1,282.43	1,134.45	1,151.26
10/1/2023	12/31/2023	1,339.63	1,068.80	1,318.26
1/1/2024	3/31/2024	1,344.66	1,245.11	1,344.66
4/1/2024	6/30/2024	1,345.71	1,241.62	1,296.98
7/1/2024	9/30/2024	1,435.83	1,281.24	1,422.09
10/1/2024	12/31/2024	1,544.66	1,383.60	1,408.17
1/1/2025	3/31/2025	1,465.10	1,248.88	1,277.06
4/1/2025	6/30/2025	1,336.86	1,106.12	1,333.73
7/1/2025	9/30/2025	1,472.56	1,323.05	1,449.29
10/1/2025	12/31/2025	1,526.39	1,364.94	1,467.76
1/1/2026	3/31/2026	1,610.61	1,466.68	1,513.23
4/1/2026	6/30/2026	1,804.34	1,521.27	1,804.34
7/1/2026	9/30/2026	1,828.54	1,654.96	1,654.96
10/1/2026	10/21/2026*	1,689.69	1,647.00	1,675.64

*Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the S&P SmallCap 600® Index from January 1, 2008 through October 21, 2026, based on information from Bloomberg.

*The dotted line indicates the Downside Threshold of 1,256.73, which is 75% of the Initial Underlying Value.

Past performance is not indicative of future results.

S&P 500® Equal Weight Index

The S&P 500® Equal Weight Index is the equal-weight version of the S&P 500® Index. The S&P 500® Equal Weight Index includes the same constituents as the capitalization-weighted S&P 500® Index, but each company in the S&P 500® Equal Weight Index is allocated a fixed weight of 0.2% of the index total at each quarterly rebalancing. Therefore, the performance of the S&P 500® Equal Weight Index will differ, perhaps materially, from the performance of the S&P 500® Index, which is weighted unevenly based on market capitalization.

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Equal Weight Index, see the information set forth under “S&P® U.S. Indices” in the accompanying index supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the S&P 500® Equal Weight Index for each quarter in the period from January 1, 2021 through October 21, 2026. The closing value of the S&P 500® Equal Weight Index on October 21, 2026 was 8,774.02. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the S&P 500® Equal Weight Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P 500® Equal Weight Index on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2021	3/31/2021	5,782.19	5,101.09	5,752.06
4/1/2021	6/30/2021	6,175.34	5,814.31	6,124.90
7/1/2021	9/30/2021	6,379.51	5,952.10	6,086.19
10/1/2021	12/31/2021	6,616.06	6,127.42	6,605.87
1/1/2022	3/31/2022	6,664.65	6,003.29	6,397.74
4/1/2022	6/30/2022	6,450.24	5,288.19	5,453.53
7/1/2022	9/30/2022	6,184.25	5,167.33	5,167.33
10/1/2022	12/31/2022	6,039.80	5,200.86	5,739.53
1/1/2023	3/31/2023	6,290.76	5,585.79	5,878.10
4/1/2023	6/30/2023	6,081.96	5,657.33	6,081.96
7/1/2023	9/30/2023	6,292.81	5,730.30	5,754.77
10/1/2023	12/31/2023	6,427.69	5,426.22	6,402.89
1/1/2024	3/31/2024	6,875.88	6,239.42	6,875.88
4/1/2024	6/30/2024	6,833.69	6,460.18	6,663.71
7/1/2024	9/30/2024	7,269.40	6,598.53	7,269.40
10/1/2024	12/31/2024	7,589.91	7,039.91	7,100.83
1/1/2025	3/31/2025	7,399.62	6,845.27	7,024.20
4/1/2025	6/30/2025	7,372.59	6,199.97	7,372.59
7/1/2025	9/30/2025	7,693.41	7,356.60	7,693.41
10/1/2025	12/31/2025	7,869.39	7,373.49	7,763.92
1/1/2026	3/31/2026	8,290.64	7,624.61	7,778.54
4/1/2026	6/30/2026	8,636.71	7,803.07	8,626.64
7/1/2026	9/30/2026	9,017.75	8,429.42	8,429.42
10/1/2026	10/21/2026*	8,774.02	8,470.56	8,774.02

*Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the S&P 500® Equal Weight Index from January 1, 2008 through October 21, 2026, based on information from Bloomberg.

*The dotted line indicates the Downside Threshold of 6,580.52, which is approximately 75% of the Initial Underlying Value.

Past performance is not indicative of future results.

Correlation of the Underlyings

The graph below illustrates the daily performance of the S&P MidCap 400® Index, the S&P SmallCap 600® Index and the S&P 500® Equal Weight Index from January 1, 2008 through October 21, 2026. For comparison purposes, each Underlying has been “normalized” to have a closing value of 100 on January 1, 2008 by dividing the closing value of that Underlying on each Index Business Day by the closing value of that Underlying on January 1, 2008 and multiplying by 100. We obtained the closing values used to determine the normalized closing values set forth below from Bloomberg, without independent verification.

A closer relationship between the daily returns of two or more underlying assets over a given period indicates that such underlying assets have been more positively correlated. Lower (or more-negative) correlation among two or more underlying assets over a given period may indicate that it is less likely that those underlying assets will subsequently move in the same direction.  Therefore, lower correlation among the Underlyings may indicate a greater potential for one of the Underlyings to close below its respective Redemption Threshold on an Observation Date or below its respective Final Redemption Threshold on the Final Observation Date, as applicable, because there may be a greater likelihood that at least one of the Underlyings will decrease in value significantly. However, even if the Underlyings have a higher positive correlation, one or more of the Underlyings may close below the respective Redemption Threshold(s) or Downside Threshold(s) on an Observation Date or the respective Final Redemption Threshold(s) or Downside Threshold(s) on the Final Observation Date, as applicable, as the Underlyings may all decrease in value.  Moreover, the actual correlation among the Underlyings may differ, perhaps significantly, from their historical correlation.  A higher Call Return Rate is generally associated with lower correlation among the Underlyings, which may indicate a greater potential for a significant loss on your investment at maturity. See “Key Risks — You are exposed to the market risk of all three Underlyings,” “—Because the Securities are linked to the performance of the least performing among the MID Index, the SML Index and the SPW Index, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just the MID Index, just the SML Index or just the SPW Index” and “— A higher Call Return Rate and/or lower Redemption Thresholds, Final Redemption Thresholds and Downside Thresholds may reflect greater expected volatility of the Underlyings, and greater expected volatility generally indicates an increased risk of declines in the levels of the Underlyings and, potentially, a significant loss at maturity” herein.

Past performance and correlation of the Underlyings are not indicative of the future performance or correlation of the Underlyings.

Additional Terms of the Securities

If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement, tax supplement or prospectus, the terms described herein shall control.

The accompanying product supplement refers to the Principal Amount as the “Stated Principal Amount,” the Initial Underlying Value as the “Initial Index Value,” the Trade Date as the “Pricing Date,” the Observation Dates as the “Determination Dates,” the Final Observation Date as the “Final Determination Date,” the Downside Threshold as the “Downside Threshold Level” and the day on which any automatic call occurs as the “Early Redemption Date.”

Underlying Publishers

With respect to the MID Index, S&P® Dow Jones Indices LLC or any successor thereto.

With respect to the SML Index, S&P® Dow Jones Indices LLC, or any successor thereto.

With respect to the SPW Index, S&P® Dow Jones Indices LLC, or any successor thereto.

“Index Closing Value” on any Index Business Day means, with respect to each Underlying, the closing value of such Underlying, or any relevant Successor Index (as defined under “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement) published at the regular weekday close of trading on that Index Business Day by the relevant Underlying Publisher. In certain circumstances, the Index Closing Value for an Underlying will be based on the alternate calculation of such Underlying as described under “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to a postponement of the Final Observation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Final Observation Date as postponed.

In the event that the Securities are subject to Automatic Call, the Issuer shall, (i) on the Business Day following the applicable Observation Date, give notice of the Automatic Call and the applicable automatic call payment, including specifying the payment date of the applicable amount due upon the Automatic Call, (x) to each registered holder of the Securities by mailing notice of such Automatic Call by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (z) to the Depositary by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid and (ii) on or prior to the Settlement Date, deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the securities.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer, with any such request to be accompanied by a copy of the notice to be given.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Strike Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the constituent stocks of the Underlyings and in futures or options contracts on the Underlyings or the constituent stocks of the Underlyings. Any of these hedging or trading activities on or prior to the Strike Date could increase the Initial Underlying Value of an Underlying, and, as a result, could increase the level at or above which such Underlyings must close on any of the first nine Observation Dates (beginning after one year) for the Securities to be called, or the Downside Threshold of any of the Underlyings, which if the Securities are not called prior to maturity, is the level at or above which such Underlying must close on the Final Observation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying at maturity (in each case, depending also on the performance of the other Underlyings). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Observation Date, by purchasing and selling the stocks constituting the Underlyings, futures or options contracts on the Underlyings or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Observation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. We cannot give any assurance that our hedging activities will not affect the values of the Underlyings and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any, if not previously called.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering. We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price indicated on the cover of this document. UBS Financial Services Inc. will act as placement agent at an issue price of $10 per Security. All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor and will not receive a sales commission.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the Trade Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the stocks constituting the Underlyings in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.